Exhibit 23.3

Sanli Pastore & Hill, Inc. Consent for inclusion of Fairness Opinion

We hereby consent to the inclusion of i) our opinion letter dated November 9, 2014 to the Board of Directors of IPC included as Annex B of Form S-4/A Registration Statement relating to the proposed merger between IPC Merger Sub, a wholly owned subsidiary of IPC, and Prism, and (ii) the references to such opinion in the Form S-4/A.

/s/ Sanli Pastore & Hill, Inc.

SANLI PASTORE & HILL, INC.
a California corporation
January 27, 2015